Mr. Alexander Kulpecz
90 Bryant Road
Waretown, NJ, 08758

August 8, 2005

Re:	Ignis Petroleum Corporation - Executive Advisor Consultant Agreement

Dear Alex:

It is with great pleasure that I extend to you the consulting position of Executive Advisor. In your role, you will be a member of the Board of Advisors whose responsibility is to work towards fulfilling the Company's goals, while providing ongoing recommendations to the executive team and board of directors, both strategic and tactical in nature. The agreement is for one year from the date of signing with two, one-year options to renew as mutually agreed.

POSITION SUMMARY - You will be responsible for providing input on matters of strategic, business development and technical importance, and will be the primary advisor to the executive team. The position overview is provided in Exhibit A and specific milestones for the first years in Exhibit B. You will be instrumental in Ignis' deal structuring, negotiations and fund raising. This is a part-time position that will typically require up to two days per month in total commitment. At critical times, such as fund raising and deal negotiation, the time commitment may be more, but this would be considered unusual.

COMPENSATION - You will be provided a combination of cash, restricted common stock and common stock options as detailed in Exhibit C, We will provide you a cash retainer which will be replenished monthly. You will be granted up to 475,000 shares of Ignis Petroleum Group, Inc. stock over a period of three years. And you will be provided common stock options coinciding with the successful placement of funds into the company in which you are personally involved. A form 1099 will be provided at the end of each year for the payment of your services.

Philipp and I are excited about your participation and we are confident of the contributions you will make to achieve the goals of Ignis Petroleum.

AGREEMENT - Please indicate your acceptance by signing below.

/s/ Michael P. Piazza	/s/ A. Kulpecz
By: Michael P. Piazza	By: Alexander A. Kulpecz
Its: President and CEO	Its: Executive Advisor
Date: August 17, 2005	Date: August 17, 2005

EXHIBIT A
CONSULTANT EXECUTIVE ADVISOR OVERVIEW

POSITION SUMMARY

The holder of this position will be responsible for providing input on matters of strategic, business development and technical importance, and will the primary thought partner to the executive team. The Executive Advisor will be highly skilled in the business, technical, and financial and organization matters related to the upstream oil & gas industry with a 20+ year track record of successful commercial and capital stewardship leadership. The position will report to the CEO and COO

EXPECTED INVOLVEMENT

Be a key member of senior management team and company's primary advisory on deal structuring, commercial development and technical opinion.

Provide counsel to executive management with regard to activities as defined below while leveraging industry contacts and consultants

Participate part-time as member of executive team

AREAS OF RESPONSIBILITY

Business strategy and planning
Executive advisory and counseling
Commercial activity, partner relationships, and negotiation
Technical advisory
Financial planning and capital raising

REQUIREMENTS

BS or MS degree in petroleum engineering or geology, MBA a plus

Senior technical and business management experience in a major or independent oil & gas company with progressive leadership positions

Highly-respected in energy sector with strong industry affiliations

CONFIDENTIALITY

No disclosure of trade secrets; proprietary or confidential information of the Company or affiliate obtained during the course of this agreement except as required to carry out the terms of this agreement.

EXHIBIT B
12-MONTH MILESTONES

During the next twelve months we expect that you will help Ignis Petroleum to achieve the following critical milestones:

Completion of business plan

Completion of major funds placement, participate in networking and select "road show"  events as appropriate

Introductions to industry people who can provide technical and financial services or can be  full-time employees. Participate in the interviewing of prospective employees as requested

Refer and review deals that could advance the cause of the company

Source, review and negotiate prospective opportunities to advance the cause the company.  Help establish relationships with prospective joint-venture partners

EXHIBIT C
EXECUTIVE ADVISOR CONSULTANT COMPENSATION

CASH COMPENSATION:
$1,500 retainer, replenished monthly as appropriate

Advisory services at prorated rate of $750 (USD) per day

RESTRICTED STOCK: Total award of 475,000 common shares granted as follows:

Purpose	Timing	Granted shares
Sign-on	August 9, 2005	59,375
Funds placement (equity or convertible preferred stock or similar)	At time of successful funds placement*	59,375
Advisory services	February 9, 2006	59,375
Advisory services	August 9, 2006	59,375
Advisory services	February 9, 2007	59,375
Advisory services	August 9, 2007	59,375
Advisory services	February 9, 2008	59,375
Advisory services	August 9, 2008	59,375
Total		475,000

* At least $10 million of cumulative placement

BONUS STOCK OPTIONS: Award of 15,000 non-qualified common share options, at a strike price of $1.00 for each $1,000,000 funds raised in which you had a part, (minimum $3000000 cumulative raised) for a maximum total of 250,000 common share options issued pursuant to the non-qualified plan to be adopted by the company.

SERVICE PRORATION: Either party can terminate the relationship without need for cause before the end of the one year. Upon such termination, the Executive Advisor will keep whatever stock has been granted to that time. The Executive Advisor agrees to provide transitional advisory services for a period of up to three months without further stock grants, however, normal cash compensation will remain in effect.

REIMBURSABLE EXPENSES: Reimbursed for reasonable and customary expenses incurred on behalf of and in furtherance of the business of the Company and upon approval of such expenses, Ignis shall promptly (within 30 days) provide reimbursement for such expenses.